Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces First Quarter 2014 Results

HOUSTON, TEXAS, May 7, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three months ended March 31, 2014.

Key First Quarter 2014 Highlights:

•	Average daily production increased 29% to 166.1 MMcfe for the first quarter 2014, compared to 129.0 MMcfe for the first quarter 2013.

•	Adjusted EBITDA (1) increased 29% to $55.0 million for the first quarter 2014, compared to $42.8 million for the first quarter 2013.

•	First quarter cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, represents a 16% increase over the annualized minimum quarterly distribution of $1.90 per unit.

•	Completed acquisition of oil and gas producing properties in the Eagle Ford trend for approximately $173 million.

•	Increased borrowing base to $870.0 million from $845.0 million under its $2.0 billion revolving credit facility.

•	Strengthened commodity hedge portfolio, with 88% of current expected natural gas production hedged through year-end 2014 and approximately 84% hedged in 2015 and 2016 (75% hedged through 2019) and 81% of crude oil production hedged through year-end 2014 and approximately 93% hedged in 2015 and 2016 (64% hedged through 2019).

“Through the first three months of the year, we realized increases in average daily production and Adjusted EBITDA of 29% respectively, over the first quarter of 2013. Despite weather related curtailments and other operational issues in the Permian that we experienced during the quarter, we believe we are still on track to meet our 2014 guidance,” said John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP. “We remain committed to our strategy of growing through accretive acquisitions and have remained active, closing two transactions to date and recently announcing our third acquisition, which is expected to close in the third quarter. We are pleased with the progress we have made in a relatively short period of time and expect to continue executing our capital program and growth through acquisitions strategy.”

Review of First Quarter 2014(2)

•	Average daily production increased 29% to 166.1 MMcfe for the first quarter 2014, compared to 129.0 MMcfe for the first quarter 2013.

•	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $100.3 million in the first quarter of 2014, compared to $67.6 million in the first quarter of 2013. On a Mcfe basis, crude oil, natural gas and NGLs represented 18%, 65% and 17%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 41%, 45% and 14%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended March 31,	2014	2013	% Increase/(Decrease)
Oil (per Bbl)	$92.28	$91.78	1
Natural gas (per Mcf)	$4.61	$3.10	49
NGL (per Bbl)	$32.74	$33.54	(2)

Total per (Mcfe)	$6.71	$5.82	15

•	Averaged realized prices, including commodity derivatives settlements, were $6.18 per Mcfe in the first quarter of 2014, compared to $6.43 per Mcfe in the first quarter of 2013.

•	Adjusted EBITDA increased 29% to $55.0 million for the first quarter of 2014 from $42.8 million for the first quarter of 2013. The increase was primarily due to drilling results in East Texas and increased volumes from third party acquisitions.

•	Distributable cash flow (1) available to limited partners for the first quarter of 2014 was $23.4 million, or $0.38 per unit, providing a coverage ratio of 0.70x. The lower DCF coverage was primarily due to weather related and other operational curtailments associated with MEMP’s Permian Basin assets.

•	Total lease operating expenses were $1.87 per Mcfe in the first quarter of 2014 compared to $1.84 per Mcfe in the first quarter of 2013.

•	General and administrative expenses (“G&A”) were $10.0 million for the first quarter of 2014 compared to $7.3 million for the first quarter of 2013. The $10.0 million included $1.3 million and $1.8 million, respectively, of non-cash compensation expense and acquisition related costs.

•	Total losses of $46.8 million on commodity derivatives were recorded during the first quarter of 2014, which included $8.0 million, or $0.53 per Mcfe, of cash settlements paid. This compared to total losses of $13.1 million recorded during the first quarter of 2013, which included $7.1 million of cash settlements received. Total hedged production in the first quarter of 2014 was 12.9 Bcfe, or 86% of first quarter production of 15.0 Bcfe, at an average hedge price of $7.00 per Mcfe.

•	Net interest expense was $16.1 million during the first quarter of 2014 including $0.3 million of losses on interest rate swaps and $1.2 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

•	Total capital expenditures for the first quarter of 2014 were $61.0 million. Total maintenance capital expenditures for the first quarter of 2014 were $16.8 million.

Acquisitions Update

Year to date, MEMP has announced $1.1 billion in acquisitions across three basins, including properties acquired in the Eagle Ford trend in South Texas, a drop down of East Texas properties from MEMP’s sponsor, Memorial Resource Development LLC, and the recently announced oil transaction in Wyoming. Total proved reserves on the announced acquisitions are 558 Bcfe (74% oil, 23% NGLs and 2% natural gas) and the combined net production at the time of each announcement was 49 MMcfe/d. Acquisition highlights for MEMP’s recently announced $935 million acquisition in Wyoming include:

•	Established tertiary CO2 floods located in two fields in the Bairoil Complex in the Sweetwater and Carbon Counties in Wyoming

•	Properties have a stable, long-lived production profile with a projected average annual PDP decline rate of approximately 5%

•	Estimated proved reserves of approximately 83 MMBbls (59% proved developed)

•	Estimated current net production of approximately 5.9 MBbls/d (81% oil and 19% NGLs)

•	Proved reserve to production ratio of 39 years

•	Assets have high operating margins and moderate capital expenditure requirements

•	Long-term CO2 supply contract in place

Hedging Summary

Consistent with its hedging policy, MEMP strengthened its overall hedge program and executed additional hedges on a portion of its expected oil and natural gas volumes through 2019. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2014 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 full year guidance. All of MEMP’s hedges are costless, fixed-price swaps and collars.

	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.40	$4.32	$4.40	$4.31	$4.51	$4.75
Percent of 2014 target production hedged	88%	88%	80%	73%	64%	57%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$94.71	$90.79	$85.44	$84.74	$84.59	$83.33
Percent of 2014 target production hedged	81%	96%	90%	50%	46%	18%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$41.07	$43.02	—	—	—	—
Percent of 2014 target production hedged	83%	77%	—	—	—	—

Wtd Avg Fixed/Floor Price Per Mcfe	$8.14	$8.36	$8.34	$7.15	$7.36	$6.19
Percent of 2014 target Production Hedged	85%	88%	69%	53%	47%	35%

*	Updated hedge schedule as of May 5, 2014

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Previously Announced Full-Year 2014 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s full-year 2014 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of all announced acquisitions (including pending acquisitions). The guidance includes the results related to our acquisitions from affiliates from the effective date forward. However, for financial reporting purposes, we will be required to include results related to our acquisitions from affiliates for all periods the assets were under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full-Year 2014 Guidance

Annual Production (Bcfe)	74 - 76

Adjusted EBITDA ($MM)(1)	$355 - $375

Distributable Cash Flow ($MM)(1)	$183 - $203

DCF Coverage	1.10x - 1.20x

Maintenance Capex ($MM)	$90

Growth Capex ($MM)	$85 - $115

*	Guidance as of May 5, 2014

Financial Update

Total debt outstanding as of March 31, 2014 was $999.0 million, including $299.0 million under MEMP’s $2.0 billion multi-year revolving credit facility, which had an $845.0 million borrowing base, and $700.0 million of senior notes due 2021. As of March 31, 2014, MEMP’s liquidity of $547.7 million consisted of $1.7 million of cash and $546.0 million of available borrowing capacity.

In April 2014, the borrowing base under MEMP’s multi-year revolving credit facility was increased to $870.0 million in connection with the semi-annual redetermination. As of April 30, 2014, MEMP had total debt outstanding of $1.07 billion, which included $374.0 million under its revolving credit facility and $700.0 million of senior notes due 2021. The revolving credit facility had $496.0 million of availability, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

First Quarter 2014 Cash Distribution

As announced on April 25, 2014, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the first quarter of 2014. This distribution represents an annualized rate of $2.20 per unit. The distribution is expected to be paid on May 13, 2014 to unitholders of record as of the close of business on May 6, 2014.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which will be filed with the SEC on or before May 12, 2014.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 30588387. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 30588387.

(1)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.
(2)

In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the first quarter of 2014 and first quarter of 2013, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “should,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves with respect to the “Acquisitions Update” section of this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves with respect to the “Acquisitions Update” section of this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

(In thousands, except per unit data)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Oil & natural gas sales	$100,299	$67,588
Pipeline tariff income and other	678	514

Total revenues	$100,977	$68,102

Costs and expenses:
Lease operating	27,988	21,371
Pipeline operating	489	470
Exploration costs	6	227
Production and ad valorem taxes	5,584	3,880
Depreciation, depletion, and amortization	26,745	20,391
General and administrative	9,958	7,313
Accretion of asset retirement obligations	1,357	1,145
(Gain) loss on commodity derivative instruments	46,766	13,069
(Gain) loss on sale of properties	—	(1,983)
Other, net	(12)	(26)

Total costs and expenses	118,881	65,857

Operating income	(17,904)	2,245
Other income (expense):
Interest expense, net	(16,078)	(6,542)
Total other income (expense)	(16,078)	(6,542)

Income (loss) before income taxes	(33,982)	(4,297)
Income tax benefit (expense)	(75)	—

Net income (loss)	(34,057)	(4,297)
Net income (loss) attributable to noncontrolling interest	55	(4)

Net income (loss) attributable to Memorial Production Partners LP	$(34,112)	$(4,293)

Limited partners’ interest in net income:
Net income (loss) attributable to Memorial Production Partners LP	$(34,112)	$(4,293)

Net (income) loss allocated to previous owners	—	(729)

Net (income) loss allocated to general partner & IDRs	(6)	5

Limited partners’ interest in net income	$(34,118)	$(5,017)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.56)	$(0.14)

Cash distribution declared per unit	$0.5500	$0.5125

Weighted average number of limited partner units outstanding	61,251	35,054

Oil and natural gas revenue:
Oil sales	$41,795	$34,237
NGL sales	13,767	9,665
Natural gas sales	44,737	23,686

Total oil and natural gas revenue	$100,299	$67,588

Production volumes:
Oil (MBbls)	453	373
NGLs (MBbls)	420	288
Natural gas (MMcf)	9,712	7,647

Total (MMcfe)	14,952	11,614

Average net production (MMcfe/d)	166.1	129.0

Average sales price:
Oil (per Bbl)	$92.28	$91.78
NGL (per Bbl)	32.74	33.54
Natural gas (per Mcf)	4.61	3.10

Total per (Mcfe)	$6.71	$5.82

Average unit costs per Mcfe:
Lease operating expense	$1.87	$1.84
Production and ad valorem taxes	$0.37	$0.33
General and administrative expenses	$0.67	$0.63
Depletion, depreciation, and amortization	$1.79	$1.76

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)

	March 31, 2014	December 31, 2013
Balance Sheet Data:
Total current assets	$60,558	$70,124
Oil and natural gas properties, net	1,552,791	1,348,680
Total assets	1,730,733	1,552,307
Total current liabilities	113,283	73,174
Long-term debt	988,435	792,067
Total liabilities	1,217,653	972,691
Total partners’ equity	507,497	574,088
Total non-controlling interest	5,583	5,528

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial

Measures to Non-GAAP Financial Measures

Adjusted EBITDA

(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(34,057)	$(4,297)	$(9,492)
Interest expense, net	16,078	6,542	51,437
Income tax expense (benefit)	75	—	383
Depreciation, depletion and amortization	26,745	20,391	103,623
Impairment of oil and gas properties	—	—	54,362
Accretion of asset retirement obligations	1,357	1,145	5,065
(Gain) loss on commodity derivative instruments	46,766	13,069	7,416
Cash settlements received (paid) on commodity derivative instruments	(7,969)	7,117	4,793
Acquisition related expenses	1,894	215	8,408
Unit-based compensation expense	1,295	422	4,431
Non-cash compensation expense	—	—	1,057
Gain on sale of properties	—	(1,983)	(865)
Provision for environmental remediation	2,852	—	2,852
Exploration costs	6	227	909

Adjusted EBITDA	$55,042	$42,848	$234,379

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$48,023	$41,771	$199,949
Changes in working capital	(12,496)	(4,283)	(24,856)
Interest expense, net	16,078	6,542	51,437
Gain (loss) on interest rate derivative instruments	(315)	(7)	240
Cash settlements paid on interest rate derivative instruments	131	630	460
Acquisition related expenses	1,894	215	8,408
Amortization of premium/(discount) on senior notes	(367)	—	(871)

Amortization of deferred financing fees	(839)	(2,152)	(4,532)
Exploration costs	6	132	909
Provision for environmental remediation	2,852	—	2,852
Income tax expense – current portion	75	—	383

Adjusted EBITDA	$55,042	$42,848	$234,379

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Distributable Cash Flow

(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(34,057)	$(4,297)	$(9,492)
Interest expense, net	16,078	6,542	51,437
Income tax expense (benefit)	75	—	383
Depreciation, depletion and amortization	26,745	20,391	103,623
Impairment of oil and gas properties	—	—	54,362
Accretion of asset retirement obligations	1,357	1,145	5,065
(Gain) loss on commodity derivative instruments	46,766	13,069	7,416
Cash settlements received (paid) on commodity derivative instruments	(7,969)	7,117	4,793
Acquisition related expenses	1,894	215	8,408
Unit-based compensation expense	1,295	422	4,431
Non-cash compensation expense	—	—	1,057
Gain on sale of properties	—	(1,983)	(865)
Provision for environmental remediation	2,852	—	2,852
Exploration costs	6	227	909

Adjusted EBITDA	$55,042	42,848	234,379
Less: Cash interest expense	14,744	3,674	45,814
Less: Estimated maintenance capital expenditures	16,792	7,788	52,215
Less: Adjusted EBITDA prior to effective date of common control transactions	—	12,819	14,577

Total Distributable cash flow	$23,506	$18,567	$121,833
Less: Distribution to GP	74	23	244

Distributable cash flow available to Limited Partners	$23,432	$18,544	$121,589

Cash distribution to limited partners	$33,688	$22,585	$123,886

Distribution coverage ratio	0.70x	0.82x	0.98x

2014 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2014 Adjusted EBITDA Guidance

(In millions)

	Low	High
	For Year Ended	For Year Ended
	December 31, 2014	December 31, 2014
Calculation of Adjusted EBITDA:
Net income	$154	$174
Interest expense	82	82
Depletion, depreciation, and amortization	119	119

Adjusted EBITDA	$355	$375

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$273	$293
Changes in working capital	—	—
Interest expense	82	82

Adjusted EBITDA	$355	$375

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$355	$375
Cash Interest Expense	(82)	(82)
Estimated maintenance capital expenditures	(90)	(90)

Distributable Cash Flow	$183	$203

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com